Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. RECEIVES BANKRUPTCY COURT SALES ORDER APPROVAL

TO ACQUIRE A CLT FACILITY

NEW YORK, NY, August 3, 2021 - Mercer International Inc. (Nasdaq: MERC). The Company is pleased to announce that today it received approval from the applicable Bankruptcy Court for a sales Order approving the acquisition by its wholly-owned subsidiary of a state-of-the-art CLT manufacturing facility located at Spokane, Washington (the “Facility”) for a price of $50 million, subject to customary adjustments. The closing of the sale is scheduled to occur shortly.

About the Facility:

The Facility:

•	is located on 54 acres of land near Spokane and has an area of about 270,000 square feet;

•	is equipped with state-of-the-art extensive automation technologies including one of the largest CLT presses in the world;

•	has capacity of approximately:

(a)	13 million sq. ft. of 5-ply panels annually or 140,000 cubic meters of annual production based on 5-day operations ; and

(b)	represents about 30% of the current North American mass timber manufacturing capacity.

About Cross Laminated Timber (“CLT”):

CLT is an engineered wood product produced from multiple layers of lumber and adhesive; each layer laid up with its grain running perpendicular to the layer adjacent and pressed under heat to create large, high strength panels. The panels are modified by automated CNC machines to incorporate custom window, plumbing, electrical and fastening elements in accordance with the precise architectural specifications of the designer. The finished panels are then assembled in situ at the construction site.

CLT is principally used for commercial and residential building construction. Europe is the currently the leading market for CLT design and the market in North America is growing. CLT designed construction is attractive for its speed of construction, its low carbon footprint when compared to traditional building methods and its aesthetics. Contemporary building codes acknowledge its strength, fire resistance and carbon sink characteristics which have made it a leading construction method for many of the world’s LEED-certified buildings; many of which are over twenty stories in height.

CEO Comments

David Gandossi, Chief Executive Officer of the Company stated: “We are very pleased with our impending acquisition of the Facility. It represents an attractive entry point for us into the CLT business with a near new state-of-the-art facility.”

He continued; “It fits well with our strategy to expand in the solid wood products space and aligns with a core value to provide sustainable and carbon reducing alternatives for a warming planet”.

Mercer International Inc. is a global forest products company with operations in Germany and Canada with consolidated annual production capacity of 2.2 million tonnes of pulp and 550 million board feet of lumber. To obtain further information on the company, please visit its web site at https://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as “expects”, “anticipates”, “projects”, “intends”, “designed”, “will”, “believes”, “estimates”, “may”, “could” and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Executive Chairman

(604) 684-1099

David M. Gandossi, FCPA, FCA

Chief Executive Officer

(604) 684-1099